Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Michele Polinsky
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3054
Quintin.Lai@westpharma.com	Michele.Polinsky@westpharma.com

West Names President and CEO Eric M. Green as Chair of the Board
Paolo Pucci appointed Lead Independent Director as current Chair Patrick Zenner Retires from West Board effective May 24, 2022

EXTON, Pa., February 28, 2022 - West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced Eric M. Green, President and CEO, will assume the additional responsibility of Chair of the Company’s Board of Directors, effective as of West’s next Annual Shareholders’ Meeting, which is expected to be May 24, 2022. Mr. Green will succeed Patrick Zenner, who will retire from the Company’s Board at that time.
“Eric has successfully led the company since 2015, while advancing the Company’s mission and increasing shareholder value,” said Patrick Zenner, Chair of the Board, West. “I am confident that Eric will lead the Board with the collaborative style and strategic, operating mindset demonstrated over his tenure as CEO. He has effectively navigated the organization to meet the ongoing challenges of the pandemic while advancing the focus on innovative, high-quality products and solutions to meet customer demand. Moreover, he continues to pursue sustainable and responsible business practices that serve all our stakeholders in the healthcare industry.”
In addition to Mr. Green’s appointment, West has also announced that Paolo Pucci will serve as the Lead Independent Director for the Board, effective at the 2022 Annual Shareholders’ Meeting. Aligned to West’s corporate governance principles, when the Chair and role of CEO are combined, the Board will appoint a Lead Independent Director. Mr. Pucci will be the primary liaison between Mr. Green and the Board with ability to call and lead independent sessions with the Board.
“Pat has been an instrumental member of our Board of Directors for the past 20 years and in that time has been an outstanding leader, visionary and champion for West and our communities across the globe,” commented Eric M. Green, President and CEO. “We would like to extend our appreciation to Pat for his long-standing commitment and unrelenting dedication as Chair to our Board and West. At the same time, I congratulate Paolo on his new role as I am honored to extend my executive responsibilities and serve as Chair of the Board of Directors.”
About Eric M. Green
Mr. Green has served as West’s President and Chief Executive Officer since April 2015. As CEO, Mr. Green leads approximately 10,000 team members focused on the mission to contain and deliver injectable therapies that improve patients’ lives. Prior to joining West, Mr. Green served as Executive Vice President and President for the Research Markets business unit for Sigma-Aldrich Corporation, where he gained extensive international experience, serving in a number of regional, commercial and operational leadership roles over his more than 20-year career.

Exhibit 99.1
About Paolo Pucci
Mr. Pucci is the retired Chief Executive Officer and member of the Board of Directors of ArQule, Inc., a biopharmaceutical company engaged in the research and development of targeted therapeutics. Before joining ArQule in 2008, Mr. Pucci worked at Bayer A.G., where he served in a number of leadership capacities including Senior Vice President of the Global Specialty Medicine Business Unit and was a member of the Bayer Pharmaceuticals Global Management Committee. Before Bayer, Mr. Pucci held positions of increasing responsibility with Eli Lilly and Company, culminating with his appointment as Managing Director, Eli Lilly Sweden AB. Mr. Pucci previously served on the Board of Directors for Dyax Inc., Algeta ASA, New Link Genetics Inc. and was also Lead Independent Director at Trillium Therapeutics Inc. until it was acquired by Pfizer Inc. in November 2021.  He currently serves on the Board of Directors of publicly held life sciences companies Merus N.V. and Replimune Group Inc. as well as privately held Tarus Therapeutics Inc..
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Examples of these forward-looking statements include (but are not limited to) statements with respect to future business results. While forward-looking statements reflect West's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, except as required by law, West disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, new information or other changes. Known material risks, uncertainties and other factors that can affect future results are discussed or incorporated by reference in periodic reports under the Securities Exchange Act of 1934, as amended, filed by West from time to time with the Securities and Exchange Commission.
About West
West Pharmaceutical Services, Inc. is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients. With approximately 10,000 team members across 50 sites worldwide, West helps support our customers by delivering over 45 billion components and devices each year.

Headquartered in Exton, Pennsylvania, and in business for nearly a century, West in its fiscal year 2021 generated $2.83 billion in net sales. West is traded on the New York Stock Exchange (NYSE: WST) and is included on the Standard & Poor's 500 index. For more information, visit www.westpharma.com.

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